Consolidated Edison, Inc.
4 Irving Place
New York, NY 10003

November 19, 2020

Mr. Timothy P. Cawley
c/o Consolidated Edison, Inc.
4 Irving Place
New York, New York 10003
Dear Tim:
The Board of Directors (the “Board”) of Consolidated Edison, Inc. (the “Company”) has elected you, and is delighted that you will be assuming the position of, President and Chief Executive Officer (“CEO”) of the Company, effective as of December 29, 2020 (the “Effective Date”). On behalf of the Company, I am pleased to offer you the terms of your new position as set forth below.

1.Position and Duties. You will be promoted to serve as President and CEO of the Company, reporting directly to the Board. In your capacity as President and CEO, you will have the authorities and duties commensurate with that position and such other authority and duties commensurate with the position as may be determined from time to time by the Board. You will be appointed to serve as a member of the Board effective as of the Effective Date.

2.Compensation.
(a)Base Salary. Commencing on the Effective Date, your initial base salary as President and CEO of the Company will be $1,250,000.
(b)Annual Incentive Opportunity. You will continue to participate in the Company’s Executive Incentive Plan (“EIP”) in accordance with its terms and conditions. Subject to the approval of the Management Development and Compensation Committee of the Board (the “MD&C Committee”), your target annual bonus opportunity under the EIP for calendar year 2021 as President and CEO will be 125% of your base salary (and your maximum bonus opportunity will be 200% of your base salary).

(c)Long Term Incentive Opportunity. You will continue to participate in the Company Long Term Incentive Plan (“LTIP”) in accordance with the terms and conditions of the LTIP and any applicable award documents. Your 2021 LTIP opportunity will be determined by the MD&C Committee in February 2021 and will be targeted within a competitive range of the market for chief executive officers of the Company’s peer group.

(d)Other Benefits. You will continue to be eligible to participate in all of the Company’s plans, practices, policies and programs, including the Company’s Severance Program for Officers, and to receive all fringe benefits and perquisites generally available to senior executives of the Company, as in effect from time to time.

(e)Compensation Review. Your compensation will be reviewed and determined by the MD&C Committee as part of its annual performance review of the Company’s senior executives.

3.Employee Developed Intellectual Property and Protection of Patents and Confidential and Propriety Information. You will continue to be subject to the forms and agreements set forth in the Corporate Policy Statement on Employee Developed Intellectual Property and Protection of Confidential Information.

4.Indemnification. To the fullest extent permitted by applicable law and the Company’s governing documents, the Company shall (a) indemnify you as an officer or director of the Company or a trustee or fiduciary of an employee benefit plan of the Company against all liabilities and reasonable expenses that you may incur in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal or administrative, or investigative and whether formal or informal, because you are or were an officer or director of the Company or a trustee or fiduciary of such employee benefit plan; (b) pay for or reimburse your reasonable expenses incurred in the defense of any proceeding to which you are a party because you are or were an officer or director of the Company or a trustee or fiduciary of such employee benefit plan and (c) if the Company maintains directors and officers liability insurance, to cover you under such insurance to the same extent as its other officers and directors. Your rights under this paragraph 4 shall survive the termination of your employment by the Company.

5.Reimbursements. Any reimbursement payable to you shall be paid in accordance with the Company’s business expense reimbursement policy, provided that such reimbursement will be paid no later than the last day of the calendar year following the calendar year in which the related expense was incurred. No amount reimbursed during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, and the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
6.At-Will Employment. Your employment with the Company is at-will. Employment at- will may be terminated with or without cause and with or without notice at any time by you or the Company. Nothing in this letter or in any document or statement shall limit your right or the Company’s right to terminate your employment at-will. Only the Board has the authority to enter into an agreement for employment for any specified period or to make an agreement for employment other than at-will and then only in writing.

7.Section 409A. The payments and benefits provided hereunder are intended to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder (collectively, “Section 409A”), and will be interpreted, operated and administered in a manner consistent with that intent.

Without limiting the generality of the foregoing, if and to the extent required to comply with Section 409A, (i) each payment shall be treated as a separate payment and the right to a series of installment payments will be treated as a right to a series of separate payments; and (ii) no payment or benefit required to be paid on account of a termination of your employment shall be made unless and until you incur a “separation from service” within the meaning of Section 409A. If you are a “specified employee” within the meaning of Section 409A, then to the extent necessary to avoid subjecting you to the imposition of any additional tax under Section 409A, amounts that are subject to Section 409A that would otherwise be payable to you during the six-month period immediately following a “separation from service” within the meaning of Section 409A shall not be paid during such period, but shall instead be accumulated and paid in a lump sum on the first business day following the earlier of (a) the date that is six months after the separation from service or (b) your death.

8.Counterparts. This letter may be executed in two or more counterparts; each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

The remainder of this page is left intentionally blank.

If you accept these terms, please indicate your acceptance by signing the two original letters provided. Please keep one letter for your records and return the other to me.

We look forward to your continued success and contributions to the Company.

If you have any questions, please do not hesitate to contact Sylvia Dooley.

Yours sincerely,
CONSOLIDATED EDISON, INC.

/s/ George Campbell, Jr.
Name: George Campbell, Jr.

Agreed and accepted as of the date below:

/s/ Timothy P. Cawley
Name: Timothy P. Cawley

Date: 11/19/2020

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